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Exhibit 4.1

Description of Specimen Stock Certificate for Common Stock

Face of Certificate:

        The front of the specimen stock certificate (the "Certificate") for the Common Stock, $.001 par value per share (the "Common Stock"), of Iggys House, Inc. (the "Corporation") contains (1) the name and logo of the Corporation, (2) the Common Stock's CUSIP number (451697 10 6) and (3) spaces to insert the Certificate number (IG    ) and the number of shares represented by the Certificate. The Certificate is signed by Joseph A. Barr, President of the Corporation, and Stephen Otis, Secretary of the Corporation. The Certificate is countersigned and registered on the righthand side of the Certificate by an authorized signatory of Continental Stock Transfer & Trust Company, the Transfer Agent and Registrar. The face of the Certificate states (i) that the Corporation is "incorporated under the laws of the State of Delaware," and (ii) "see reverse for certain definitions." The face of the Certificate also contains the following language:

        "This certifies that                        is the owner of                        fully paid and non-assessable shares of Common Stock of $.001 par value each of Iggys House, Inc. transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Delaware, and to the Certificate of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Dated:            "

Reverse of Certificate:

        The back of the Certificate contains the following language:

        "The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, and restrictions of such preferences and/or rights."

        The back of the Certificate also contains the Corporation's name and standard assignment of stock information.

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Description of Specimen Stock Certificate for Common Stock